EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
First Quarter 2016 Conference Call
May 5, 2016
8:00 a.m. Central

Introductory Comments - Stacy Feit

Good day, everyone, and welcome to today’s conference call to review results for Ashford Hospitality Prime for the first quarter of 2016 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 4, 2016, and may also be accessed through the Company’s website at www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earning release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone and thank you for joining us. For the first quarter, Prime’s RevPAR growth of 2.1% was in-line with the performance of the broader industry. The industry as a whole was impacted by the unfavorable shift of Easter into the first quarter, as well as more modest corporate transient demand. Note that we also faced a relatively tough year-over-year comparison at Prime, yet we generated strong year-over-year Adjusted EBITDA and AFFO Per Share growth of 32% and 46%, respectively.

Additionally, the industry outlook for 2016 remains positive, as demand growth is expected to continue to outpace supply growth, and PKF forecasts that will continue at least through 2017. Occupancy is expected to remain strong, which should support continued pricing power and rate growth for the industry even if at slightly lower growth rates. Our recently acquired Bardessono Hotel in Napa Valley and the Ritz-Carlton in St. Thomas continue to have strong bottom line growth and we are confident that our portfolio is well-positioned to generate strong operating performance for the balance of 2016.

I believe we have the most highly-aligned, stable and effective management team in the hotel industry. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages. We are particularly shareholder focused as we are also substantial shareholders, with 14% insider ownership which is second only to Ashford Trust in the hotel REIT space. To put that in context, the peer average insider ownership is around 2%. Having so much of our personal capital invested in the platform has created a high level of alignment between our management team and our shareholders. Additionally, the structure of our unique advisory agreement with Ashford Inc. provides significant incentives to outperform versus our peer group which was evidenced by Prime’s significant total shareholder return outperformance versus its peer group in 2015.

This focus on maximizing shareholder value is what led this management team and our Board to initiate a review of strategic alternatives in August 2015. As we announced last month, our independent directors concluded the strategic review process. This review, which was conducted with the support of independent financial and legal advisors, was deliberate and comprehensive in its evaluation of all potential alternatives including a sale of the company. We received indications of interest from a number of financial and strategic buyers; however, they were not at levels that our independent directors and advisors believed would provide adequate value to shareholders.

Thus, taking into account feedback from the investor community and the analysis completed through the strategic review process, we announced a number of immediate changes and longer-term initiatives designed to enhance value for our shareholders. We believe the positive stock price performance on the date of the announcement is indicative of the market's favorable view towards these value-enhancing initiatives, which include:

•
Utilizing up to $50 million to initiate a stock repurchase program which we plan to be aggressive with at current levels and may increase depending upon stock price performance and pace of asset sales;

•
Amending our 2016 dividend policy commencing with the second quarter to increase the expected quarterly cash dividend on our common stock by 20%, from $0.10 per diluted share to $0.12 per diluted share. This equates to an annual rate of $0.48 cents per diluted share, representing a 4.1% yield.

•	Liquidating Prime’s hedge fund investment and utilizing the cash to fund the share repurchase plan;

•	Immediately unwinding the OP Unit enfranchisement preferred equity transaction; and

•
Commencing the sale process for up to four assets that do not have the RevPAR level and product quality consistent with the long-term vision of Prime. The assets include the Courtyard Philadelphia Downtown Hotel, Courtyard Seattle Downtown Hotel, Renaissance Tampa Hotel and Marriott Legacy Center Hotel in Plano, Texas.

Before I turn the call over to Deric for the financial review, I want to take a moment to encourage our shareholders to vote on our gold card for our Board slate in conjunction with our annual meeting that will be held on June 10th.

As I discussed, our Board initiated the strategic review in August of 2015. Our independent directors reviewed all possible alternatives to maximize value and we believe our Board is the best choice to execute on our announced initiatives, as well as other opportunities, to maximize long-term value for Prime shareholders.

We thank you all for your continued support and look forward to updating you on our progress on future calls. I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Monty.

For the first quarter of 2016, Prime reported AFFO per diluted share of $0.38 compared with $0.26 a year ago. This represents 46% growth over the prior year.

Adjusted EBITDA totaled $24.4 million, reflecting a 32% growth rate over the prior year.

At quarter’s end, Prime had total assets of $1.3 billion in continuing operations. It had $838 million of mortgage debt in continuing operations of which $49 million related to its joint venture partner’s share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Prime’s total combined debt had a blended average interest rate of 4.7% and is currently 49% fixed rate and 51% floating rate, all of which have interest rate caps in place. Prime ended the quarter with net working capital of $166 million.

As of March 31, 2016, the Prime portfolio consisted of 12 hotels with 3,717 net rooms.

Prime’s share count currently stands at 33.2 million fully diluted shares outstanding which is comprised of 28.5 million shares of common stock and 4.8 million OP units. In Prime’s financial results, we include approximately 3.4 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a first quarter 2016 cash dividend of $0.10 per share or $0.40 per share on an annualized basis. And as Monty discussed, commencing with the second quarter of 2016, the expected quarterly cash dividend on our common stock will be increased by 20%, from $0.10 per diluted share to $0.12 per diluted share. This equates to $0.48 per diluted share on an annualized basis. The adoption of a dividend policy does not commit the Company to declare future dividends. The Board will continue to review its dividend policy on a quarter-to-quarter basis.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

RevPAR for the Prime portfolio grew by 2.1% in the first quarter, in line with the industry-wide chain scale with EBITDA flow-through of 77%. Portfolio RevPAR for the quarter was negatively impacted by the shift of the Easter holiday to the first quarter. The Courtyard San Francisco and Renaissance Tampa both grew RevPAR by double digits, with 12.9% and 10.6% growth respectively. The Capital Hilton grew RevPAR by 8.4%, outperforming the DC market by 530 basis points, and is well-positioned for the remainder of 2016. Total portfolio RevPAR grew by 4.4% excluding the Sofitel Chicago, which was negatively impacted in the quarter by new luxury supply in the Chicago CBD, and The Ritz Carlton St. Thomas, where results were affected by the impact of the Zika virus but still outperformed its competitive set. We expect the Sofitel will show significant improvements in the second half of 2016, when group bookings improve by double digits and we anniversary the impact of new supply.

Since the takeover of The Ritz Carlton St. Thomas, the asset management team has identified several opportunities to improve asset performance, both on the revenue and expense side. In just two months, our best-in-class team eliminated over $1.1 million in annualized expenses and allocated a portion of those savings to overhaul marketing practices and revenue management at the property. The hotel’s 129% EBITDA flow through in the first quarter reflected only half of these expense reductions. In addition, we have identified numerous additional potential value-add opportunities. I look forward to updating you on our initiatives with this hotel as we progress through the year.

Another recent acquisition, The Bardessono Hotel in Yountville, California, generated EBITDA flow through of 198% in the first quarter as a result of cost reductions identified by Ashford and Remington. The Bardessono and Ritz Carlton St. Thomas are recent examples of Ashford’s best-in-class asset management team’s strong track record of operating performance optimization following acquisitions - particularly with high RevPAR resort properties. These two examples demonstrate our asset management team’s ability to add value to both brand managed and Remington managed properties.

Before I turn the call over to Douglas I encourage you to visit our website and download a recent presentation on our impressive asset management achievements.

Capital Market Strategies - Douglas Kessler

Thank you Jeremy.

As Monty mentioned, one of the initiatives to enhance shareholder value that came out of the strategic review process was to commence the sale process for up to four assets that do not have the RevPAR level and product quality consistent with the long-term vision of Prime of investing in luxury hotels in resort and gateway markets. The assets include the Courtyard Philadelphia Downtown Hotel, Courtyard Seattle Downtown Hotel, Renaissance Tampa Hotel and Marriott Legacy Center Hotel in Plano, Texas.

With regard to this initiative, we have already engaged brokers to sell these four assets and are actively marketing the properties. The planned sale of these non-core assets will enhance the quality, increase the RevPAR, and reduce the leverage of our remaining portfolio. We believe this asset sale strategy, combined with the other return of capital strategies announced, is the best way for us to create near-term value for our shareholders while we continue to execute on our long-term strategy.

Additionally, the Board of Directors is conscious of the termination fee potentially payable under its advisory agreement with Ashford Inc. as it relates to selling these assets and thus has initiated discussions with the Ashford Inc. Board to seek the necessary waivers of the fee. We believe that these discussions will result in a favorable outcome, but the discussions are ongoing and we will not move forward with the asset sales unless there is a prior agreement in place that the termination fee will not be triggered.

We look forward to updating you on the progress of this sales process when we have further details to share.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending - Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

4